EXHIBIT 10.26

AMENDED REVOLVING LINE OF CREDIT AGREEMENT

This Amended Revolving Line of Credit Agreement (the "Agreement") is made and entered into in this 16th day of December, 2008 (the “Effective Date”), by and between Boston Avenue Capital, LLC, an Oklahoma limited liability company ("Lender"), and CompuMed, Inc., a Delaware corporation ("Borrower").

WHEREAS, Lender and Borrower entered into a Revolving Line of Credit Agreement and Promissory Note dated February 15, 2008 (collectively, the “Original Credit Agreement”); and

WHEREAS, Lender and Borrower seek to amend and restate the terms of the Original Credit Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.       LINE OF CREDIT. The Original Credit Agreement and Promissory Note are hereby terminated in its entirety and replaced with this Agreement and new Promissory Note.  Lender hereby establishes for a period extending to December 31, 2010 a revolving line of credit (the "Credit Line") for Borrower in the principal amount of Four Million Dollars ($4,000,000.00) (the "Credit Limit").  In connection herewith, Borrower shall execute and deliver to Lender a Promissory Note in the amount of the Credit Limit in form and content of Exhibit A attached hereto. All sums advanced on the Credit Line or pursuant to the terms of this Agreement (each an "Advance") shall become part of the principal of said Promissory Note.

2.       ADVANCES. Any request for an Advance may be made from time to time in writing (in substantially the form attached hereto as Exhibit B) to the Lender in such amounts as Borrower may choose; provided, however , (i) any requested Advance will not, when added to the outstanding principal balance of all previous Advances, exceed the Credit Limit; (ii) no Advances shall be made in the event  the board of directors of Borrower existing on the Effective Date (the “Current Directors”) (or any individuals in replacement of, or in addition to, the the Current Directors who are approved in writing by Lender in Lender’s discretion without any obligation to provide an explanation for the exercise of that discretion) cease to be the only members of the board of directors of Borrower (a “Board Member Event”); (iii) no Advances shall be made without the unanimous approval of the members of the  Board of Directors of the Borrower; (iv) no Advances shall be made in the event of the discovery of a material liability not disclosed in the Company’s From 10Q or 10K filings with the Securities and Exchange Commission; and (v) no Advances shall be made without the prior written consent of Lender (which Lender may deny in its sole discretion without any obligation to provide an explanation for its exercise of its discretion) if Borrower or any of its officers, directors, employees, shareholders or affiliates become a party to a legal cause of action (whether it be local, state, federal, administrative or otherwise) related to the Borrower and/or its affiliates. Borrower shall notify the Lender of the cause of action within three (3) business days of its knowledge of the cause of action, such notice to include reasonably sufficient detail to explain the cause of action (a “Cause of Action”). Requests for Advances may be made orally or in writing by such officer of Borrower authorized by it to request such Advances. Until such time as Lender may be notified otherwise, Borrower hereby authorizes its president to request Advances. Lender may refuse to make any requested Advance if an event of default has occurred and is continuing hereunder either at the time the request is given or the date the Advance is to be made, or if an event has occurred or condition exists which, with the giving of notice or passing of time or both, would constitute an event of default hereunder as of such dates.  The funds from the Advances will be used by the Borrower for acquisitions and operating expenses in connection with the operations of the Borrower.

3.       INTEREST. All Advances made pursuant to this Agreement shall bear simple interest from the date each Advance is made until the Advance is paid in full at a rate per annum during each quarterly interest period equal to the rate per annum of the London interbank offered rate (LIBOR) for three-month deposits (as published in the Dow Jones Markets Telerate Page or such other commercially accepted publication), determined as of 11:00 a.m. London time on the second business day prior to the start of such quarterly interest period (the “Principal Interest”).  All sums up to the Credit Limit which have not been advanced shall bear interest until such time as such funds are Advanced to Borrower at a rate of one percent (1%) per annum compounded annually on the first business day of each calendar year (the “Commitment Interest”).  Borrower may, at any time reduce the total amount of the Letter of Credit (as hereafter provided) by written notice to the Lender and the issuer thereof and no Commitment Interest or other fee or charge shall be due or payable by Borrower in respect of the amount by which the Letter of Credit is so reduced.

4.       REPAYMENT. Borrower shall pay Principal Interest accrued as the first day of each calendar quarter in arrears on the principal balance of Advances outstanding during the prior quarter commencing on  the fifth business day of the calendar quarter immediately following the initial Advance and continuing thereafter with such payments of Principal Interest being due on the fifth business day of each July, October, January and April thereafter. The entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on the Maturity Date. All payments shall be made to Lender at such place as Lender may, from time to time, designate. All payments received hereunder shall be applied, first, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal. Borrower may prepay principal at any time without penalty.  Any Advances which are prepaid shall bear Commitment Interest until the Maturity Date or until again Advanced (“Readvanced Funds”), at which point the Readvanced Funds shall bear Principal Interest from the date of Readvance until paid in full.

5.       REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement and to make the advances provided for herein, Borrower represents and warrants to Lender as follows:

a.       Borrower is a duly organized, validly existing, and in good standing under the laws of the State of Delaware with the power to own its assets and to transact business in states where its business is conducted.

b.       Borrower has the authority and power to execute and deliver any document required hereunder and to perform any condition or obligation imposed under the terms of such documents.

c.       The execution, delivery and performance of this Agreement and each document incident hereto will not violate any provision of any applicable law, regulation, order, judgment, decree, article of incorporation, by-law, indenture, contract, agreement, or other undertaking to which Borrower is a party, or which purports to be binding on Borrower or its assets and will not result in the creation or imposition of a lien on any of its assets.

d.       There is no action, suit, investigation, or proceeding pending or, to the knowledge of Borrower, threatened, against or affecting Borrower or any of its assets which, if adversely determined, would have a material adverse affect on the financial condition of Borrower or the operation of its business.

6.

EVENTS OF DEFAULT. An event of default will occur if any of the following events occurs:

a.  Failure to pay any principal or interest hereunder within ten (10) days after the same becomes due.

b.     Any representation or warranty made by Borrower in this Agreement or in connection with any borrowing or request for an Advance hereunder, or in any certificate, financial statement, or other statement furnished by Borrower to Lender is untrue in any material respect at the time when made.

c.      Default by Borrower in the observance or performance of any other covenant or agreement contained in this Agreement, other than a default constituting a separate and distinct event of default under this Paragraph 6.

d.   Filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing.

e.   Filing of an involuntary petition against Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged.

7.       REMEDIES. Upon the occurrence of an event of default as defined above, Lender may declare the entire unpaid principal balance, together with accrued interest thereon, to be immediately due and payable without presentment, demand, protest, or other notice of any kind.

Upon an event of default, including failure to pay on the Maturity Date, Lender, at its option, may also, if permitted under applicable law, increase the interest rate on Advanced funds and any interest due thereon to a default rate equal to US National Prime plus 4% per annum compounded annually on the first day of each calendar quarter.  Lender may suspend or terminate any obligation it may have hereunder to make additional Advances. To the extent permitted by law, Borrower waives any rights to presentment, demand, protest, or notice of any kind in connection with this Agreement. No failure or delay on the part of Lender in exercising any right, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity.

8.

WARRANT ISSUANCE.

(a)  Draw Down Warrants.  In the event of an Advance in any amount, the Borrower shall issue a Common Stock Purchase Warrant (the “Draw Down Warrant”) in usual and customary form and content reasonably (including anti-dilution provisions) acceptable to Lender for a purchase price of $5,000 (the “Drawn Down Warrant Purchase Price”), within five (5) business days after an Advance, entitling the Lender to purchase all or some of 16,000,000 shares of the Borrower’s Common Stock at any time and from time to time during a period ending on the twentieth anniversary of this Agreement at a price of two dollars ($2.00) per share, when and if such shares are authorized for issuance by the stockholders of Borrower (the “Draw Down Warrant Share Authorization”).  The Company shall use its best efforts to obtain the Draw Down Warrant Share Authorization on or before the second anniversary of the Advance.  In the event the stockholders of Borrower to not timely effect a Draw Down Warrant Share Authorization, the Borrower may put the Draw Down Warrant to the Lender, in whole but not in part, for a price equal to the sum of (i) the Draw Down Warrant Purchase Price and (ii) 8% per annum times the Draw Down Warrant Purchase Price, compounded annually from the issue date.

(b)    The Common Stock Purchase Warrant issued to Lender on February 15, 2008 for the purchase of up to 16,000,000 shares of the Borrowers common stock for a purchase price of $5,000 is hereby terminated in its entirety and Lender shall have no rights thereunder.

9.    EXPIRATION AND TERMINATION

(a)   Expiration of Agreement and Promissory Note.  Provided there have been no Advances, this Agreement and accompanying Promissory Note shall automatically expire without further action by the parties hereto on December 31, 2010.  In the event Advances have been made, this Agreement and the Promissory Note shall remain in effect until such time as all principal and interest on such outstanding Advances have been paid to Lender; provided however, that no additional Advances shall be made after December 31, 2010 and the Credit Line shall be reduced to the amount of the outstanding Advances.

(b)  Termination by Borrower.  So long as there have no outstanding Advances, this Agreement may be terminated without penalty by the Borrower at any time upon two (2) day written notice to Lender.

(c)  Termination by Lender.  Lender may terminate this Agreement in the event any of the Current Directors (or any individuals in replacement of the Current Directors who are approved in writing by Lender in Lender’s discretion without any obligation to provide an explanation for the exercise of that discretion) cease to be the only members of the board of directors of Borrower by providing Borrower written notice thereof.

10.      NOTICE. Any written notice will be deemed effective on the date such notice is placed, first class, postage prepaid, in the United States mail, addressed to the party to which notice is being given as follows:

Lender:

Boston Avenue Capital, LLC

15 th East 5 th Street

Suite 2660

Tulsa, Oklahoma 74103

Borrower:

CompuMed, Inc.

5777 W. Century Boulevard

Suite 360

Los Angeles, California 90045

11.  GENERAL PROVISIONS. All representations and warranties made in this Agreement and the Promissory Note and in any certificate delivered pursuant thereto shall survive the execution and delivery of this Agreement and the making of any loans hereunder. This Agreement will be binding upon and inure to the benefit of Borrower and Lender, their respective successors and assigns, except that Borrower may not assign or transfer its rights or delegate its duties hereunder without the prior written consent of Lender. This Agreement, the Promissory Note, and all documents and instruments associated herewith will be governed by and construed and interpreted in accordance with the laws of the State of Delaware. Any  cause of action for a breach or enforcement of, or a declaratory judgment respecting, this Agreement shall be commenced and maintained only in the United States District Court for the Northern District of Oklahoma or the applicable Oklahoma state trial court sitting in Tulsa, Oklahoma and having subject matter jurisdiction.  Time is of the essence hereof. This Agreement will be deemed to express, embody, and supersede any previous understanding, agreements, or commitments, whether written or oral, between the parties with respect to the general subject matter hereof. This Agreement may not be amended or modified except in writing signed by the parties.  In any action brought by Lender hereto to enforce this Agreement, Lender shall be entitled to collect from Borrower, Lender’s reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

EXECUTED on the day and year first written above.

LENDER:  BOSTON AVENUE CAPITAL, LLC

By:    /s/  Charles Gillman

Name: Charles Gillman

Title: Managing Member

BORROWER:  COMPUMED, INC.

By: /s/  Maurizio Vecchione

Name: Maurizio Vecchione

Title: Chief Executive Officer

EXHIBIT A

Promissory Note

$4,000,000.00

Tulsa, Oklahoma

December 16, 2008

This Promissory Note (the "Note") is made and executed as of the date referred to above, by and between Boston Avenue Capital, an Oklahoma Limited Liability Company (the " Lender Borrower"), and CompuMed, Inc., a Delaware corporation ("Borrower"). By this Note, the Borrower promises and agrees to pay to the order of Lender, at 15 th East 5 th Street, Suite 2660 Tulsa, Oklahoma 74103 or at such other place as Lender may designate in writing, the principal sum of Four Million and 00/100 Dollars ($4,000,000.00), or the aggregate unpaid principal amount of all advances made by Lender to Borrower pursuant to the terms of a Revolving Line of Credit Agreement (the "Loan Agreement") of even date herewith, whichever is less, together with interest thereon from the date each advance is made until paid in full, both before and after judgment at the interest rates specified in paragraph 3 of the Loan Agreement.

Borrower shall pay accrued interest on the outstanding principal balance under the Note during the prior calendar quarter commencing on the fifth business day of the first calendar quarter after the initial Advance, and continuing thereafter on the fifth business day of each July, October, January and April thereafter until the Note is paid in full. The entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on December 31, 2017 (the "Maturity Date").

Prepayment in whole or part may occur at any time hereunder without penalty; provided that the Lender shall be provided with not less than ten (10) days notice of the Borrower's intent to pre-pay; and provided further that any such partial prepayment shall not operate to postpone or suspend the obligation to make, and shall not have the effect of altering the time for payment of the remaining balance of the Note as provided for above, unless and until the entire obligation is paid in full. All payments received hereunder shall be applied, first, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal.

An event of default will occur if any of the following events occurs: (a) failure to pay any principal or interest hereunder within ten (10) days after the same becomes due; (b) if any representation or warranty made by Borrower in the Loan Agreement or in connection with any borrowing or request for an advance thereunder, or in any certificate, financial statement, or other statement furnished by Borrower to Lender is untrue in any material respect at the time when made; (c) default by Borrower in the observance or performance of any other covenant or agreement contained in the Loan Agreement, other than a default constituting a separate and distinct event of default under Paragraph 7 of the Loan Agreement; (d) filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing; (e) filing of an involuntary petition against

Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged or (f) if Borrower, or any of its officers, directors, employees, shareholders or affiliates become a party to a legal cause of action (whether it be local, state, federal, administrative or otherwise) related to the Borrower and/or its affiliates, Borrower shall notify the Lender of the cause of action within three (3) business days of its knowledge of the cause of action, such notice to include reasonably sufficient detail to explain the cause of action (a “Cause of Action”), and Lender may, at its option and in its sole discretion, declare that the Cause of Action is an event of default for purposes of this Agreement,  entitling Lender to the remedies provide in paragraph 7 of the Revolving Line of Credit Agreement (as defined below).

Any notice or demand to be given to the parties hereunder shall be deemed to have been given to and received by them and shall be effective when personally delivered or when deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to the party at his or its last known address, or at such other address as the one of the parties may hereafter designate in writing to the other party.

The Borrower hereof waives presentment for payment, protest, demand, notice of protest, notice of dishonor, and notice of nonpayment, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time by the Lender without in any way affecting its liability hereunder.

In the event any payment under this Note is not made at the time and in the manner required, the Borrower agrees to pay any and all costs and expenses which may be incurred by the Lender hereof in connection with the enforcement of any of its rights under this Note or under any such other instrument, including court costs and reasonable attorneys' fees.  Upon an event of default, including failure to pay on the Maturity Date, Lender, at its option, may also, if permitted under applicable law, increase the interest rate on Advanced funds and any interest due thereon to a default rate equal to US National Prime plus 4% per annum compounded on the first day of each calendar year.

This Note shall be governed by and construed and enforced in accordance with the laws of Delaware.  This Note is governed by the Revolving Line of Credit Agreement between the parties of even date herewith (the “Revolving Line of Credit Agreement”).  In the event of a conflict between this Note and the Revolving Line of Credit Agreement, the Revolving Line of Credit Agreement shall prevail.

Borrower:     CompuMed, Inc.

By:  /s/  Maurizio Vecchione

Name: Maurizio Vecchione

Title: Chief Executive Officer

EXHIBIT B

Request for an Advance

Reference:  Revolving Line of Credit between Boston Avenue Capital, LLC and CompuMed, Inc. dated December 16, 2008 (the “Credit Agreement”)

To:

Boston Avenue Capital, LLC

From:

CompuMed, Inc.

NOTICE

Pursuant to paragraph 2 of the Credit Agreement, CompuMed, Inc. hereby requests an advance of $ _________________________________ ($__________).

The Undersigned here by certifies that the provisos of paragraph 2 of the Credit Agreement are met and that prior the Advance hereby requested, the total of all Advances is $______________________________ ($______________).

CompuMed, Inc.

By _______________________________

Signature

__________________________________

Printed Name

__________________________________

Title

__________________________________

Dated